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EXHIBIT 3.5
CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION
OF
SILVER BEAVER MINING COMPANY, INC.

     The Undersigned, constituting the President and Secretary of Silver Beaver Mining Company, Inc., hereby certify that pursuant to the provisions of NRS 78.385 the following action was taken:

     1. That the Board of Directors of said corporation by unanimous consent dated April 14, 2000, adopted a resolution to amend Article I of the Articles of Incorporation to read as follows: "The name of the Corporation shall be: Shadows Bend Development, Inc."

     2. The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation was 3,251,302; that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     3. Effective the close of business on April 27, 2000, the outstanding shares of the corporation were reverse split at a rate of one shares for each four shares outstanding.

     Dated this 24th day of May 2000.

                                   /s/ Angela Ross, President

State of Utah         )
                      )  ss
County of Salt Lake   )


     On the 24th day of May 2000, personally appeared before me, a Notary Public, Angela Ross, who executed the foregoing Certificate of Amendment to the Articles of Incorporation of Silver Beaver Mining Company, Inc.

                                   /s/ Notary Public